Exhibit 99.1


Pep Boys Names New CEO

Board to Elect Non-Executive Chairman

PHILADELPHIA - April 29, 2003 - The Pep Boys - Manny, Moe & Jack
(NYSE: "PBY"), the nation's leading automotive aftermarket and service chain, announced the appointment of Lawrence N. Stevenson as its new Chief Executive Officer. Mr. Stevenson, who is expected to start in his position with Pep Boys on May 27, 2003, will also serve as a Director on the Company's Board of Directors.

The Company also announced that its Board of Directors intends to consider and elect a non-executive Chairman at its next regular meeting to be held on May 28, 2003. Mr. Stevenson and the new, non-executive Chairman of the Board replace Mitchell G. Leibovitz, who held both positions prior to his retirement.

Mr. Stevenson, 46, who earned a Bachelor's Degree in Economics & Commerce from the Royal Military College in Canada, and a Master's Degree in Business Administration from Harvard University, most recently served as the CEO of Chapters, Canada's largest book retailer. Prior to his seven years at Chapters, Mr. Stevenson spent nine years with Bain & Company, which included serving as the Managing Director of their Canadian operation.

Retired Chairman & CEO, Mitchell G. Leibovitz, made the following comment:

    "Larry Stevenson's experience, intellect and passion make him extremely well suited to lead Pep Boys."

Pep Boys' new CEO, Lawrence N. Stevenson, made the following comment:

    "I am very excited at the prospect of joining Pep Boys as the new CEO.
     Mitch and his team have built one of the strongest companies in the sector and I look forward to building on this excellent platform for years to come."

About Pep Boys:

Pep Boys has 629 stores and over 6,500 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting pepboys.com.


Notes: Certain statements made herein, including those discussing management's expectations for future periods, are forward-looking and involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies and retail and commercial consumers' ability to spend, the vibrancy of the various sectors of the market that the Company serves, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, location and number of competitors' stores and product and labor costs. Further factors that might cause such a difference include, but are not limited to, the factors described in the Company's filings with the Securities and Exchange Commission.





Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA  19132
Internet:http://www.pepboys.com